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EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

        The following entity is a wholly-owned subsidiary of Commerce Energy Group, Inc.:

Name	Jurisdiction of Organization
Commerce Energy, Inc.	California

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  EXHIBIT 21.1